Exhibit 23.2

Schwartz Levitsky Feldman llp

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of China Automotive Systems, Inc. (the “Company”) on Form S-8 (No. 333-126959) of our report dated March 16, 2010, except for note 2 to the consolidated financial statements appearing on the Company’s 2010 Form 10-K, which was as of June 23, 2011, on the consolidated financial statements of the Company for the year ended December 31, 2009, in the Annual Report on Form 10-K being filed by the Company for the year ended December 31, 2011.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
March 9, 2012	Licensed Public Accountants

2300 Yonge Street, Suite 1500

Toronto, Ontario M4P 1E4

Tel: 416 785 5353

Fax: 416 785 5663